Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 22, 2016

LinnCo, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Ladies and Gentlemen,

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the incorporation by reference of information taken from our “Report as of December 31, 2015 on Reserves and Revenue owned by Linn Energy, LLC”, “Appraisal Report as of December 31, 2014 on Certain Properties owned by Linn Energy, LLC”, “Appraisal Report as of December 31, 2013 on Certain Properties owned by Linn Energy, LLC”, and “Appraisal Report as of December 31, 2013 on Certain Properties owned by Linn Energy, LLC associated with the acquisition of Berry Petroleum Company” in the Registration Statement on Form S-4 to be filed by LinnCo, LLC on or about March 22, 2016, and any amendments thereto and in the associated prospectus to which the registration statement relates. We further consent to the inclusion of our third party letter report dated February 9, 2016, included herein, and to the reference to our firm under the heading “Experts” in the prospectus/offer to exchange.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716